EXHIBIT 5.9

CONSENT OF EXPERT

I, Ian I. Chang, consent to the use of my name and references to my name in Pretium Resources Inc.’s short form base shelf prospectus dated May 2, 2016, all supplements thereto and all documents incorporated by reference therein, and the registration statement on Form F-10 dated May 2, 2016 and any amendments thereto, including any post-effective amendments.

Yours truly,

/s/ Ian I. Chang

Ian I. Chang M.A.Sc., P.Eng.
May 2, 2016